Exhibit 99.1

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
CFO and President, Utility Systems Business Group	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com

First Solar, Inc. Announces Second Quarter 2010 Financial Results
•
Net Sales $588 million
•
PV module cost $0.76/watt
•
EPS $1.84 per fully diluted share
•
Increased 2010 EPS guidance to $7.00-$7.40 per diluted share

Tempe, Arizona - July 29, 2010 - First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the second quarter ended June 26, 2010. Quarterly net sales were $587.9 million, up 12% from $525.9 million in the second quarter of 2009, due to increased production volumes and systems revenue, partially offset by a decline in pricing and lower euro exchange rates. Second quarter 2010 net sales increased $19.9 million from the first quarter of 2010, primarily due to increased turnkey system sales.

Second quarter net income per fully diluted share was $1.84, down from $2.11 in the second quarter of 2009 and down from $2.00 in the first quarter of 2010. Year over year, the declines were primarily driven by lower module average selling prices, and higher operating expenses that were partially offset by increased module production and lower module cost per watt. Quarter over quarter, the declines were primarily driven by higher operating expenses.

PV module manufacturing cost was reduced to $0.76/watt, down $0.05 from the prior quarter and 13% year over year. Annual throughput per line was up 6% quarter over quarter to 59.0 MW. This increases announced or operating capacity from 2.1 to 2.2 GW by 2012.

For 2010, First Solar forecasts net sales of $2.5 to $2.6 billion, reflecting reallocation of module capacity from our systems business to meet stronger module demand by our European customers. Earnings per fully diluted share are increased to a projected range of $7.00 to $7.40 which includes a $0.20 - $0.23 reduction for a foreign exchange assumption change from $1.30/euro to $1.20/euro and $0.09 - $0.10 per share dilution for the completed acquisition of NextLight Renewable Power, LLC. Total capital spending is projected to be $575 to $625 million. The company expects to generate $575 to $625 million of operating cash flow. First Solar has posted its Second Quarter Earnings Call Presentation, which includes guidance for fiscal 2010 and additional details regarding the key assumptions relating to this guidance, in the Investor section of its website at www.firstsolar.com.

First Solar will discuss these results and outlook for fiscal 2010 in a conference call scheduled for today at 4:30 p.m. ET). Investors may access a live audio webcast of this conference call and the earnings call presentation in the investors section of the Company's web site at www.firstsolar.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday August 3, 2010 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 7770641. A replay of the webcast will be available on the Investor section on the Company's web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days. If you are a subscriber of FactSet or Thomson One, you can obtain a written transcript within 2 hours.

About First Solar, Inc.

First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit http://www.firstsolar.com

For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Net sales	$587,854	$525,876	$1,155,815	$944,084
Cost of sales	303,660	227,780	589,585	410,704
Gross profit	284,194	298,096	566,230	533,380
Operating expenses:
Research and development	22,836	18,605	45,724	30,309
Selling, general and administrative	78,597	72,926	145,461	122,241
Production start-up	2,288	2,524	3,431	8,733
Total operating expenses	103,721	94,055	194,616	161,283
Operating income	180,473	204,041	371,614	372,097
Foreign currency (loss) gain	(2,625)	239	(3,321)	2,073
Interest income	3,035	1,948	8,683	4,051
Interest expense, net	(6)	(3,827)	(6)	(4,762)
Other expense, net	(439)	(1,103)	(1,173)	(2,429)
Income before income taxes	180,438	201,298	375,797	371,030
Income tax expense	21,395	20,719	44,409	25,856
Net income	$159,043	$180,579	$331,388	$345,174
Net income per share:
Basic	$1.87	$2.16	$3.91	$4.17
Diluted	$1.84	$2.11	$3.84	$4.10
Weighted-average number of shares used in per share calculations:
Basic	84,852	83,723	84,679	82,704
Diluted	86,401	85,668	86,247	84,140

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 26, 2010	December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents	$510,482	$664,499
Marketable securities and investments	285,993	120,236
Accounts receivable trade, net	256,344	226,826
Accounts receivable, unbilled	105,333	58
Inventories	194,308	152,821
Project assets	109	1,081
Deferred tax asset, net	19,248	21,679
Prepaid expenses and other current assets	244,053	164,071
Total current assets	1,615,870	1,351,271
Property, plant and equipment, net	1,094,877	988,782
Project assets	140,065	131,415
Deferred tax asset, net	157,778	130,515
Marketable securities	164,017	329,608
Restricted cash and investments	81,103	36,494
Investment in related party	25,000	25,000
Goodwill	286,515	286,515
Inventories	30,655	21,695
Other assets	35,435	48,217
Total assets	$3,631,315	$3,349,512
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$68,268	$75,744
Income tax payable	28,552	8,740
Accrued expenses	183,889	193,277
Current portion of long-term debt	24,465	28,559
Other current liabilities	20,045	88,607
Total current liabilities	325,219	394,927
Accrued solar module collection and recycling liability	101,757	92,799
Long-term debt	114,168	146,399
Other liabilities	77,925	62,600
Total liabilities	619,069	696,725
Stockholders' equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 85,546,131 and 85,208,199 shares issued and outstanding at June 26, 2010 and December 26, 2009, respectively	86	85
Additional paid-in capital	1,694,607	1,658,091
Contingent consideration	1,607	2,844
Accumulated earnings	1,332,750	1,001,363
Accumulated other comprehensive loss	(16,804)	(9,596)
Total stockholders' equity	3,012,246	2,652,787
Total liabilities and stockholders' equity	$3,631,315	$3,349,512